EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Atlas Resource Partners, L.P. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas Resource Partners, L.P. on Form S-8 (File No. 333-180209, effective March 19, 2012) and Forms S-3 (File No. 333-182616, effective August 28, 2012, File No. 333-183995, effective October 2, 2012, File No. 333-193238, effective January 21, 2014) and Form S-3ASR (File No. 333-193727, effective date February 3, 2014).

/s/ GRANT THORNTON LLP
Cleveland, Ohio
February 28, 2014